EXHIBIT 10.5
Prepared by and after recording
return document to:
Stoel Rives LLP
600 University Street, Suite 3600
Seattle, Washington 98101
Attention: Virginia M. Pedreira
Loan No. 700218 and 700218A
Mortgage, Security Agreement, Assignment of Leases
and Rents, and Fixture Filing
(Kane County, Illinois)
This Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing (this “Mortgage”) is made and given as of the 7th day of February, 2008, by JBSS PROPERTIES, LLC, an Illinois limited liability company, whose address is 1703 North Randall Road, Mail Code — 2NW-EX, Elgin, Illinois 60123 (the “Mortgagor”), to TRANSAMERICA LIFE INSURANCE COMPANY, an Iowa corporation, as Mortgagee, having an office c/o AEGON USA Realty Advisors, Inc., 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-5443, and its successors and assigns (the “Lender”). The definitions of capitalized terms used in this Mortgage may be found either in Section 3 below, or through the cross-references provided in that Section.
1.	RECITALS
A.	Under the terms of a commercial Second Revised Agricultural Mortgage Loan Application/Commitment dated January 31, 2008 (the “Commitment”), AEGON USA Realty Advisors, Inc. (“AEGON”), as agent for the Lender, agreed to fund a loan to JOHN B. SANFILIPPO & SON, INC., a Delaware corporation (the “Borrower”), in the original aggregate principal amount of Forty-five Million Dollars ($45,000,000) (the “Loan”) bearing interest as provided in the Notes (as hereinafter defined) and maturing on March 1, 2023.

B.	The Lender has funded the Loan to the Borrower in the principal amount of $45,000,000 in accordance with the Commitment, and to evidence the Loan, the Borrower has executed and delivered to Lender (i) a certain Promissory Note (Tranche A Note) dated as of even date herewith in the principal amount of Thirty-six Million Dollars ($36,000,000) payable to the order of Lender (“Note A”), and (ii) a certain Promissory Note (Tranche B Note) dated as of even date herewith in the principal amount of Nine Million Dollars ($9,000,000) payable to the order of Lender (“Note B”).

C.	The Commitment requires that the Loan be secured by all of the Borrower’s and Mortgagor’s existing and after-acquired interest in certain real property and by certain tangible and intangible personal property.

2.	GRANTING CLAUSE

To secure the repayment of the Indebtedness, any increases, modifications, renewals or extensions of the Indebtedness, and any substitutions for the Indebtedness, as well as the performance of the Borrower’s and Mortgagor’s other Obligations, and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are acknowledged, the Mortgagor mortgages, grants, bargains, warrants, conveys, alienates, releases, assigns, sets over and confirms to the Lender, and to its successors and assigns forever, all of the Mortgagor’s existing and after acquired interests in the Real Property.

3.	DEFINED TERMS

The following defined terms are used in this Mortgage. For ease of reference, terms relating primarily to the Security Agreement are defined in Subsection 19.1.

an “Affiliate” of any person means any entity controlled by, or under common control with, that person.

“Appurtenances” means all rights, estates, titles, interests, privileges, easements, tenements, hereditaments, titles, royalties, reversions, remainders and other interests, whether presently held by the Mortgagor or acquired in the future, that may be conveyed as interests in the Land under the laws of Illinois. Appurtenances include the Easements and the Assigned Rights.

“Assigned Rights” means all of the Mortgagor’s rights, easements, privileges, tenements, hereditaments, contracts, claims, licenses or other interests, whether presently existing or arising in the future, which, in each case, pertain to the Real Property. The Assigned Rights include all of the Mortgagor’s rights in and to:
(i)	any greater estate in the Real Property;

(ii)	insurance policies required to be carried hereunder with respect to the Real Property, including the right to negotiate claims and to receive Insurance Proceeds and unearned insurance premiums with respect to insurance policies regarding the Real Property (except as expressly provided in Subsection 8.1);

(iii)	Condemnation Proceeds;

(iv)	licenses and agreements permitting the use of sources of groundwater or water utilities, septic leach fields, railroad sidings, sewer lines, means of ingress and egress;

(v)	drainage over other property;

(vi)	air space above the Land;

(vii)	mineral rights and water rights;

(viii)	party walls;

(ix)	vaults and their usage;

(x)	franchises;

(xi)	commercial tort claims that arise during the Loan term in respect of damages to the Real Property or to its operations, in respect of any impairment to the value of the Real Property, or in respect of the collection of any Rents;

(xii)	construction contracts;

(xiii)	roof and equipment guarantees and warranties;

(xiv)	building and development licenses and permits;

(xv)	tax credits or other governmental entitlements, credits or rights, whether or not vested with respect to the Real Property;

(xvi)	licenses and applications (whether or not yet approved or issued) with respect to the Property;

(xvii)	rights under management and service contracts with respect to the Property;

(xviii)	leases of Fixtures; and

(xix)	agreements with architects, environmental consultants, property tax consultants, engineers, and any other third party contractors whose services benefit the Real Property.
“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C. Sections 101 et seq., and the regulations promulgated pursuant to those statutes.

“Business Day” means any day when state and federal banks are open for business in Cedar Rapids, Iowa.

“Condemnation Proceeds” means all money or other property that has been, or is in the future, awarded or agreed to be paid or given in connection with any taking by eminent domain of all or any part of the Real Property (including a taking through the vacation of any street dedication or through a change of grade of such a street), either permanent or temporary, or in connection with any purchase in lieu of such a taking, or as a part of any related settlement.

“Curable Nonmonetary Default” means any of the acts, omissions, or circumstances specified in Subsection 9.3 below.

“Default” means any of the acts, omissions, or circumstances specified in Section 9 below.

“Default Rate” means the rate of interest specified as the “Default Interest Rate” in the Notes.

“Development Agreements” means all development, utility or similar agreements included in the Permitted Encumbrances.

“Easements” means the Mortgagor’s existing and future interests in and to the declarations, easements, covenants, and restrictions appurtenant to the Land.

“Elgin Purchase Contract” means that certain Purchase and Sale Agreement dated January 11, 2008 executed between Mortgagor and Shorewood Property Investments, LLC.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement by the Mortgagor for the benefit of Lender dated as of even date herewith.

“Environmental Laws” means all present and future laws, statutes, ordinances, rules, regulations, orders, guidelines, rulings, decrees, notices and determinations of any Governmental Authority to the extent that they pertain to: (A) the protection of health against environmental hazards; (B) the protection of the environment, including air, soils, wetlands, and surface and underground water, from contamination by any substance that may have any adverse health effect on humans, livestock, fish, wildlife, or plant life, or which may disturb an ecosystem; (C) underground storage tank regulation or removal; (D) wildlife conservation; (E) protection or regulation of natural resources; (F) the protection of wetlands; (G) management, regulation and disposal of solid and hazardous wastes; (H) radioactive materials; (I) biologically hazardous materials; (J) indoor air quality; or (K) the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any Hazardous Substances. “Environmental Laws” include the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., all similar state statutes and local ordinances, and all regulations promulgated under any of those statutes, and all administrative and judicial actions respecting such legislation, all as amended from time to time.

“ESA” means the written environmental site assessment of the Real Property obtained under the terms of the Commitment, the environmental disclosures set forth in the Elgin Purchase Contract , any environmental matters disclosed in the commitment for title insurance provided by First American Title Insurance Company dated January 4, 2008 under order number NCS-337561, and those additional materials identified on Exhibit B attached hereto.

“Fixtures” means all materials, supplies, goods, equipment, apparatus and other items now or hereafter attached to or installed on the Land and Improvements in a manner that causes them to become fixtures under the laws of Illinois, including all built-in or attached furniture or appliances, machinery, elevators, escalators, heating, ventilating and air conditioning system components, emergency electrical generators and related fuel storage or delivery systems, septic system components, built-in loading, storage and processing equipment, storm windows, doors, built-in electrical equipment, plumbing, water conditioning, lighting, cleaning, snow removal, lawn, landscaping, irrigation, security, incinerating, fire-fighting, sprinkler or other fire safety equipment, wells, irrigation and wastewater equipment, built-in bridge cranes or other installed materials handling equipment, satellite dishes or other built-in telecommunication equipment, built-in video conferencing equipment, sound systems or other built-in audiovisual equipment, and cable television distribution systems. Fixtures do not include (A) trade fixtures, office furniture and office equipment; (B) racking systems; (C) machinery and equipment not specifically described above as constituting a Fixture; or (D) rolling stock. Without limiting the foregoing, Fixtures expressly include HVAC, mechanical, security and similar systems of general utility for the operation of the Improvements as leasable commercial real property and as a warehouse and processing facility.

“Governmental Authority” means any political entity with the legal authority to impose any requirement on the Property, including the governments of the United States, the State of Illinois, Kane County, the City of Elgin, and any other entity with jurisdiction to decide, regulate, or affect the ownership, construction, use, occupancy, possession, operation, maintenance, alteration, repair, demolition or reconstruction of any portion or element of the Real Property.

“Hazardous Substance” means any substance the release of or the exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to human health, including: (A) any “oil,” as defined by the Federal Water Pollution Control Act and regulations promulgated thereunder (including crude oil or any fraction of crude oil), (B) any radioactive substance and (C) Stachybotrys chartarum or other molds. However, the term “Hazardous Substance” includes neither (i) a substance used in the ordinary course of the business conducted on the Real Property in accordance with the covenants herein contained by the Mortgagor or by a tenant under a permitted Lease, or used in the cleaning and maintenance of the Real Property, if the quantity, storage and manner of its use are customary, prudent, and do not violate applicable law, and (ii) automotive motor oil in immaterial quantities, if leaked from vehicles in the ordinary course of the operation of the Real Property and cleaned up in accordance with reasonable property management procedures and in a manner that violates no applicable law.

“Impositions” means all real and personal property taxes levied against the Property; general or special assessments; ground rent; water, gas, sewer, vault, electric or other utility charges; common area charges; owners’ association dues or fees; fees for any easement, license or agreement maintained for the benefit of the Property; and any and all other taxes, levies, user fees, claims, charges and assessments whatsoever that at any time may be assessed, levied or imposed on the Property or upon its ownership, use, occupancy or enjoyment, and any related costs, interest or penalties. In addition, “Impositions” include all documentary, stamp or intangible personal property taxes that may become due in connection with the Indebtedness, including Indebtedness in respect of any future advance made by the Lender to the Borrower, or that are imposed on any of the Loan Documents.

“Improvements” means, to the extent of the Mortgagor’s existing and future interest, all buildings and improvements of any kind erected or placed on the Land now or in the future, including the Fixtures, together with all appurtenant rights, privileges, Easements, tenements, hereditaments, titles, reversions, remainders and other interests.

“Indebtedness” means all sums that are owed or become due pursuant to the terms of the Notes, this Mortgage, or any of the other Loan Documents, including scheduled principal payments, scheduled interest payments, default interest, late charges, prepayment premiums, accelerated or matured principal balances, advances, collection costs (including reasonable attorneys’ fees), reasonable attorneys’ fees and costs in enforcing or protecting the Notes, the Mortgage, or any of the other Loan Documents in any probate, bankruptcy or other proceeding, receivership costs and all other financial obligations of the Borrower or Mortgagor incurred in connection with the Loan transaction pursuant to the Loan Documents, provided, however, that this Mortgage shall not secure any Loan Document or any particular person’s liabilities or obligations under any Loan Document to the extent that such Loan Document expressly states that it or such particular person’s liabilities or obligations are unsecured by this Mortgage. Indebtedness shall also include any obligations under agreements executed and delivered by Borrower or Mortgagor which specifically provide that such obligations are secured by this Mortgage.

“Insurance Premiums” means all premiums or other charges required to maintain in force any and all insurance policies that this Mortgage requires that the Mortgagor maintain.

“Insurance Proceeds” means all Proceeds of all insurance now or hereafter carried by or payable to the Mortgagor with respect to the Property, including with respect to the interruption of Rents derived from the Property, all unearned insurance premiums with respect to the Property and all related claims or demands.

“Land” means that certain tract of land located in the City of Elgin, Kane County, Illinois, which is described on the attached Exhibit A, together with the Appurtenances.

“Leasing Action” means all executions, modifications, terminations and extensions of Leases, and all other actions taken by the Mortgagor in exercising its rights as landlord under the Leases.

“Leases” means all leases, subleases, licenses, concessions, extensions, renewals and other agreements (whether written or oral, and whether presently effective or made in the future) through which the Mortgagor grants any possessory interest in and to, or any right to occupy or use, all or any part of the Real Property, and any related guaranties.

“Legal Requirements” means all laws, statutes, rules, regulations, ordinances, judicial decisions, administrative decisions, building permits, development permits, certificates of occupancy, or other requirements of any Governmental Authority.

“Loan Agreement” means the Loan Agreement executed as of even date herewith between Borrower, Mortgagor and Lender.

“Loan Documents” means the Notes, the Loan Agreement, this Mortgage, the other Mortgages described in the Loan Agreement and all other documents evidencing the Loan, whether entered into at the closing of the Loan or in the future, as amended in writing from time to time.

“Maximum Permitted Rate” means the highest rate of interest permitted to be paid or collected by applicable law with respect to the Loan.

“Note A” means the Promissory Note (Tranche A Note) dated of even date herewith executed by the Borrower and payable to the Lender to evidence a portion of the Indebtedness in the original principal amount of Thirty-six Million Dollars ($36,000,000), together with all extensions, renewals and modifications thereof.

“Note B” means the Promissory Note (Tranche B Note) dated of even date herewith executed by the Borrower and payable to the Lender to evidence a portion of the Indebtedness in the original principal amount of Nine Million Dollars ($9,000,000), together with all extensions, renewals and modifications thereof.

“Notes” means, collectively, Note A and Note B.

“Notice” means a notice given in accordance with the provisions of Subsection 21.13.

“Obligations” means all of the obligations required to be performed under the terms and conditions of any of the Loan Documents by any Obligor.

“Obligor” means the Borrower, the Mortgagor or any other Person that is liable under the Loan Documents for the payment of any portion of the Indebtedness, or the performance of any other obligation required to be performed under the terms and conditions of any of the Loan Documents, under any circumstances.

“Participations” means participation interests in the Loan Documents granted by the Lender.

“Permitted Encumbrances” means (A) the lien of taxes and assessments not yet due and payable, (B) the liens and security interests in favor of Lender created by the Loan Documents, and (C) those matters listed as special exceptions in the Lender’s title insurance policy insuring the priority of this Mortgage.

“Person” means any individual, corporation, limited liability company, partnership, trust, unincorporated association, government, governmental authority or other entity.

“Property” means the Real Property and the Leases, Rents and Personal Property (as defined in Subsection 19.1 below).

“Real Property” means the Land and the Improvements.

“Rents” means all rents, income, receipts, issues and profits and other benefits paid or payable for using, leasing, licensing, possessing, operating from or in, residing in, selling, mining, extracting minerals from, or otherwise enjoying the Real Property as commercial real estate (but not any such income, receipts, issues, profits or other benefits arising from the specific business operations of Mortgagor and/or its subsidiaries), whether presently existing or arising in the future, to which the Mortgagor may now or hereafter become entitled or may demand or claim from the commencement of the Loan term through the time of the satisfaction of all of the Obligations, including security deposits, amounts drawn under letters of credit securing tenant obligations, minimum rents, additional rents, common area maintenance charges, parking revenues, deficiency rents, termination payments, space contraction payments, damages following default under a Lease, premiums payable by tenants upon their exercise of cancellation privileges, proceeds from lease guarantees, proceeds payable under any policy of insurance covering loss of rents resulting from untenantability caused by destruction or damage to the Real Property, all rights and claims of any kind which the Mortgagor has or may in the future have against the tenants under the Leases, lease guarantors, or any subtenants or other occupants of the Real Property, all proceeds of any sale of the Real Property, any future award granted the Mortgagor in any court proceeding involving any such tenant in any bankruptcy, insolvency, or reorganization proceedings in any state or federal court, and any and all payments made by any such tenant in lieu of rent.

“Restoration” means (A) in the case of a casualty resulting in damage to or the destruction of the Improvements, the repair or rebuilding of the Improvements to their original condition, or (B) in the case of the condemnation of a portion of the Real Property, the completion of such work as may be necessary in order to remedy the effects of the condemnation so that the value and income-generating characteristics of the Real Property are restored.
4.	TITLE

The Mortgagor represents to and covenants with the Lender that, at the point in time of the grant of the lien created by this Mortgage, the Mortgagor is well seized of good and indefeasible title to the Real Property, in fee simple absolute, subject to no lien or encumbrance except the Permitted Encumbrances and the Elgin Purchase Contract . The Mortgagor warrants this estate and title to the Lender forever, against all lawful claims and demands of all persons. The Mortgagor shall maintain mortgagee title insurance issued by a solvent carrier, covering the Real Property in an amount at least equal to the amount of the Loan’s original principal balance. This Mortgage is and shall remain a valid and enforceable first lien on the Real Property, and if the validity or enforceability of this first lien is attacked by appropriate proceedings, the Mortgagor shall diligently and continuously defend it through appropriate proceedings. Should the Mortgagor fail to do so, the Lender may at the Mortgagor’s expense take all necessary action, including the engagement and compensation of legal counsel, the prosecution or defense of litigation, and the compromise or discharge of claims. The Mortgagor shall defend, indemnify and hold the Lender harmless in any suit or proceeding brought to challenge or attack the validity, enforceability or priority of the lien granted by this Mortgage. If a prior construction, mechanics’ or materialmen’s lien on the Real Property arises by operation of statute during any construction or repair of the Improvements, the Mortgagor shall either cause the lien to be discharged by paying when due any amounts owed to such persons, or shall comply with Section 11 of this Mortgage.
5.	REPRESENTATIONS OF THE MORTGAGOR

The Mortgagor represents to the Lender as follows:
5.1	Formation, Existence, Good Standing
The Mortgagor is a limited liability company duly organized, validly existing and in good standing under the laws of Illinois and has obtained all licenses and permits and filed all statements of fictitious name and registrations necessary for the lawful operation of its business in Illinois.
5.2	Power and Authority
The Mortgagor has full power and authority to carry on its business as presently conducted, to own the Property, to execute and deliver the Loan Documents to which it is a party, and to perform its Obligations.

5.3	Anti-Terrorism Regulations
No Mortgagor or Mortgagor Affiliate is a “Specially Designated National” or a “Blocked Person” as those terms are defined in the Office of Foreign Asset Control Regulations (31 CFR Section 500 et seq.).
5.4	Due Authorization
The Loan transaction and the performance of all of the Mortgagor’s Obligations have been duly authorized by all requisite membership action, and each individual executing any Loan Document on behalf of the Mortgagor has been duly authorized to do so.
5.5	No Default or Violations
The execution and performance of the Mortgagor’s Obligations will not result in any breach of, or constitute a default under, any contract, agreement, document or other instrument to which the Mortgagor is a party or by which the Mortgagor may be bound or affected, and do not and will not violate or contravene any law to which the Mortgagor is subject; nor do any such other instruments impose or contemplate any obligations which are or will be inconsistent with the Loan Documents.
5.6	No Further Approvals or Actions Required

No approval by, authorization of, or filing with any federal, state or municipal or other governmental commission, board or agency or other governmental authority is necessary in connection with the authorization, execution and delivery of the Loan Documents by the Mortgagor.
5.7	Due Execution and Delivery
Each of the Loan Documents to which the Mortgagor is a party has been duly executed and delivered on behalf of the Mortgagor.
5.8	Legal, Valid, Binding and Enforceable
Each of the Loan Documents to which the Mortgagor is a party constitutes the legal, valid and binding obligation of the Mortgagor, enforceable against the Mortgagor in accordance with its terms.
5.9	Accurate Financial Information
All financial information furnished by the Mortgagor to the Lender in connection with the application for the Loan is true, correct and complete in all material respects and does not omit to state any fact or circumstance necessary to make the statements in them not misleading in any material respect, and there has been no material adverse change in the financial condition of the Mortgagor since the date of such financial information.
5.10	Compliance with Legal Requirements
All governmental approvals and licenses required for the conduct of the Mortgagor’s business and for the maintenance and operation of the Real Property in compliance with applicable law are in full force and effect, and the Real Property is currently being operated in compliance with the Legal Requirements in all material respects.
5.11	Contracts and Franchises
All contracts and franchises necessary for the conduct of the Mortgagor’s business and for the operation of the Real Property in accordance with good commercial practice are in force.
5.12	No Condemnation Proceeding
As of the date of this Mortgage, the Mortgagor has no knowledge of any present, pending or threatened condemnation proceeding or award affecting the Real Property.
5.13	No Casualty
As of the date of this Mortgage, no damage to the Real Property by any fire or other casualty has occurred, other than damage that has been completely repaired in accordance with good commercial practice and in compliance with applicable law.
5.14	Independence of the Real Property
The Real Property may be operated independently from other land and improvements not included within or located on the Land, and it is not necessary to own or control any property other than the Real Property in order to meet the obligations of the landlord under any Lease, or in order to comply with the Legal Requirements.
5.15	Complete Lots and Tax Parcels
The Land is comprised exclusively of tax parcels that are entirely included within the Land, and, if the Land is subdivided, of subdivision lots that are entirely included within the Land.
5.16	Ownership of Fixtures
The Mortgagor owns the Fixtures free of any encumbrances, including purchase money security interests, rights of lessors, and rights of sellers under conditional sales contracts or other financing arrangements other than the rights arising under the Elgin Purchase Contract.
5.17	Real Property is not Homestead Property
The Real Property is NOT HOMESTEAD PROPERTY of the Mortgagor or of the spouse of any person named as the Mortgagor.
5.18	Performance under Development Agreements
To the best of Mortgagor’s knowledge, all of the obligations of the owner of the Real Property due under the Development Agreements have been fully, timely and completely performed to the extent required thereunder and such performance has been accepted by the related governmental agency or utility company, and Mortgagor has received no notice by any Governmental Authority that any default exists under any of the Development Agreements.
5.19	Status of Certain Title Matters
To Mortgagor’s knowledge, the Mortgagor is not in material default under the terms of any Easement.
5.20	No Prohibited Transactions
The Mortgagor represents to the Lender that either (a) the Mortgagor is not an “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an entity that is deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or (b) the entering into of the Loan Documents, the acceptance of the Loan by the Borrower and the existence of the Loan will not result in a non-exempt prohibited transaction under §406 of ERISA or Section 4975 of the Code. The Mortgagor further warrants and covenants that the foregoing representation will remain true during the term of this Mortgage.

6.	COVENANTS
6.1	Good Standing
The Mortgagor shall remain in good standing as a limited liability company under the laws of Illinois and shall maintain in force any statements of fictitious name and registrations necessary to remain in good standing as a limited liability company under the laws of the State of Illinois during the term of this Mortgage.
6.2	No Default or Violations
The Mortgagor shall not enter into any contract, agreement, document or other instrument, if the performance of the Mortgagor’s Obligations would result in any breach of, or constitute a default under, any such contract, agreement, document or other instrument, or if the contract, agreement, document or other instrument would impose any obligations the performance of which would result in a Default under the Loan Documents.
6.3	Payment and Performance
The Mortgagor shall pay and perform all of its Obligations as and when the Loan Documents to which it is a party require such payment and performance.
6.4	Payment of Impositions
The Mortgagor shall pay the Impositions on or before the last day on which they may be paid without penalty or interest, and shall, within thirty (30) days, furnish the Lender with a paid receipt or a cancelled check as evidence of payment. If the Lender does not receive such evidence, the Lender may obtain it directly. If it does so, the Lender will charge the Borrower an administrative fee of Two Hundred Fifty Dollars ($250) for securing the evidence of payment. The payment of this fee shall be a demand obligation of the Mortgagor. If the Mortgagor wishes to contest the validity or amount of an Imposition, it may do so by complying with Section 11. If any new Legal Requirement (other than a general tax on income or on interest payments) taxes the Mortgage so that the yield on the Indebtedness would be reduced, and the Mortgagor may lawfully pay the tax or reimburse the Lender for its payment, the Mortgagor shall do so.
6.5	Maintenance of the Real Property
The Mortgagor shall not commit or permit any waste of the Real Property as a physical or economic asset, and agrees to maintain (or cause to be maintained) in good repair the Improvements, including structures, roofs, mechanical systems, parking lots or garages, and other components of the Real Property that are necessary or desirable for the use of the Real Property, or which the Mortgagor as landlord under any Lease is required to maintain for the benefit of any tenant. In its performance of this Obligation, the Mortgagor shall promptly and in a good and workmanlike manner repair or restore, as required under Subsection 6.15, any elements of the Improvements that are damaged or destroyed. The Mortgagor shall also replace roofs, parking lots, mechanical systems, and other elements of the Improvements requiring periodic replacement. The Mortgagor shall carry out such replacements no less frequently than would a commercially reasonable owner of properties of a similar use, value, age, nature and construction. The Mortgagor shall not, without the prior written consent of the Lender, which consent shall not be unreasonably withheld, demolish, reconfigure, or materially alter the structural elements of the Improvements, unless such an action is the obligation of the Mortgagor under a Lease approved by Lender or for which the Lender’s approval is not required. The Lender agrees that any request for its consent to such an action shall be deemed given if the Lender does not respond within fifteen (15) Business Days to any written request for such a consent, if the request is accompanied by all materials required to permit the Lender to analyze the proposed action. The Mortgagor’s maintenance obligations under this Section during the term of the Elgin Purchase Contract shall be deemed discharged if performed in accordance with and to the extent required under the Elgin Purchase Contract.
6.6	Use of the Real Property
The Mortgagor agrees that the Real Property may only be used as a commercial property and for no other purpose, and may be operated and subjected to zoning changes under the terms of the Elgin Purchase Contract until its consummation or termination.
6.7	Legal Requirements
The Mortgagor shall maintain in full force and effect all governmental approvals and material permits and licenses required for the conduct of the Mortgagor’s business and for the maintenance and operation of the Real Property in compliance with applicable law, and shall comply in all material respects with all Legal Requirements relating to the Real Property at all times.
6.8	Contracts and Franchises
The Mortgagor shall maintain in force all material contracts and franchises necessary for the conduct of the Mortgagor’s business and for the operation of the Real Property in accordance with good commercial practice.
6.9	Covenants Regarding Certain Title Matters
The Mortgagor shall promptly pay, perform and observe all of its obligations under the Easements included within the Appurtenances or under reciprocal easement agreements, operating agreements, declarations, and restrictive covenants included in the Permitted Encumbrances, shall not modify or consent to the termination of any of them without the prior written consent of the Lender, shall promptly furnish the Lender with copies of all notices of default under them, and shall enforce all covenants and conditions under them and benefiting the Real Property.
6.10	Independence of the Real Property
The Mortgagor shall maintain the independence of the Real Property from other land and improvements not included within or located on the Land. In fulfilling this covenant, the Mortgagor shall neither take any action which would make it necessary to own or control any property other than the Real Property in order to meet the obligations of the landlord under any Lease, or in order to comply with the Legal Requirements, nor take any action which would cause any land or improvements other than the Land and the Improvements to rely upon the Land or the Improvements for those purposes.

6.11	Complete Lots and Tax Parcels
The Mortgagor shall take no action that would result in the inclusion of any portion of the Land in a tax parcel or subdivision lot that is not entirely included within the Land.
6.12	Real Property is not Homestead Property
The Real Property shall NOT BECOME HOMESTEAD PROPERTY of the Mortgagor or of the spouse of any person named as the Mortgagor.
6.13	Performance under Development Agreements
The Mortgagor shall fully, timely and completely perform all of the obligations of the owner of the Real Property due under the Development Agreements and shall cause no default under any of the Development Agreements.
6.14	Status of Certain Title Matters
The Mortgagor shall not take or fail to take any action with respect to the Easements included within the Appurtenances or the reciprocal easement agreements, operating agreements, declarations, and restrictive covenants included in the Permitted Encumbrances if, as the result of such an action or failure, the subject Easement or other title matter would (a) be rendered invalid or without force or effect, (b) be amended or supplemented without the consent of the Lender, (c) be placed in default or alleged default, (d) result in any lien against the Real Property, or (e) give rise to any assessment against the Real Property, unless immediately paid in full.
6.15	Restoration upon Casualty or Condemnation
If a casualty or condemnation occurs, the Mortgagor shall promptly commence the Restoration of the Real Property, to the extent that the Lender has made Insurance Proceeds or Condemnation Proceeds available to the Mortgagor for such Restoration, subject to the terms of the Elgin Purchase Contract.
6.16	Performance of Landlord Obligations
The Mortgagor shall perform, in all material respects, its obligations as landlord under any Leases. The Mortgagor shall not, without the Lender’s written consent, which consent shall not be unreasonably withheld, or except as otherwise provided in Section 13 below, extend, modify, terminate, or enter into any Lease of the Real Property.
6.17	Financial Reports and Operating Statements
(a)	Maintenance of Books and Records
During the term of the Loan, the Mortgagor shall maintain complete and accurate accounting and operational records, including copies of all Leases and other material written contracts relating to the Real Property, copies of all tax statements, and evidence to support the payment of all material property-related expenses.
(b)	Delivery of Property-Related Information

Within one hundred twenty (120) days after the end of each of its fiscal years, or, if a Default exists, on demand by the Lender, and within sixty (60) days after the end of each fiscal quarter, the Mortgagor shall deliver to the Lender a complete and accurate operating statement for the Real Property, all in form satisfactory to the Lender, including a complete rent roll certified by the Mortgagor to be true and correct and must include each tenant’s name, premises, square footage, rent, lease expiration date, renewal options and related rental rates, delinquencies and vacancies and the existence of any unsatisfied landlord obligations, e.g. in respect of free rent periods, unfinished tenant improvements or other leasing costs. If the Mortgagor fails to deliver the items required in this Subsection, then subject to the Notice and cure period set forth in Subsection 6.17(c) below, the Lender may engage an accounting firm to prepare the required items. The Mortgagor shall cooperate fully with any investigative audit required to permit the accounting firm to produce these items, and the fees and expenses incurred in connection with their preparation shall be paid on demand by the Mortgagor.
(c)	Effect of Failure to Deliver Property Reports
If no Default exists and the Mortgagor fails to provide the financial and property reports required under this Section within one hundred twenty (120) days of the close of any fiscal year, the Lender will provide a Notice of this failure and a thirty (30)-day opportunity to cure before a Default shall exist.
(d)	Certification of Information
The annual operating statements provided under this Subsection shall be certified by an independent certified public accountant as having been prepared in accordance with generally accepted accounting principles, consistently applied, or, in the case of financial statements prepared on a cash or income tax basis, or of operating statements, as not materially misleading based on an audit conducted in accordance with generally accepted auditing standards. The quarterly financial and operating statements provided under this Subsection need not be audited. The Mortgagor shall, however certify that such statements are true and correct.
6.18	Prohibition on Certain Distributions
If a Default exists or would occur as a result, the Mortgagor shall not pay any dividend or make any partnership, trust or other distribution, and shall not make any payment or transfer any property in order to purchase, redeem or retire any interest in its beneficial interests or ownership.
6.19	Use of Loan Proceeds
The Loan proceeds shall be used solely for business and commercial purposes.
6.20	Prohibition on Cutoff Notices
The Mortgagor shall not issue any Notice to the Lender to the effect that liens on the Real Property after the date of the Notice will enjoy priority over the lien of this Mortgage.

6.21	Prohibited Person Compliance
Mortgagor warrants, represents and covenants that neither Mortgagor nor any Obligor nor any of their respective Affiliates is or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf), (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224, or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in subparts [i] — [iv] above are herein referred to as a “Prohibited Person”). Mortgagor covenants and agrees that neither Mortgagor, nor any Obligor nor any of their respective Affiliates will (i) knowingly conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. Mortgagor further covenants and agrees to deliver (from time to time) to Lender any such certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming that (i) neither Mortgagor nor any Obligor is a Prohibited Person and (ii) neither Mortgagor nor any Obligor has knowingly engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.
7.	INSURANCE REQUIREMENTS

At all times until the Mortgage is released by Lender, the Mortgagor shall maintain insurance coverage and administer insurance claims in compliance with this Section.
7.1	Required Coverages
(a)	Open Perils/Special Form/Special Perils Property
The Mortgagor shall maintain “Open Perils,” “Special Form,” or “Special Perils” property insurance coverage in an amount not less than one hundred percent (100%) of the replacement cost of all insurable elements of the Real Property and of all tangible Personal Property, with coinsurance waived, or if a coinsurance clause is in effect, with an agreed amount endorsement acceptable to the Lender. Coverage shall extend to the Real Property and to all tangible Personal Property.
(b)	Broad Form Boiler and Machinery
If any boiler or other machinery is located on or about the Real Property, the Mortgagor shall maintain broad form boiler and machinery coverage, including a form of business income coverage.

(c)	Flood
If the Real Property is located in a special flood hazard area (that is, an area within the 100-year floodplain) according to the most current flood insurance rate map issued by the Federal Emergency Management Agency and if flood insurance is available, the Mortgagor shall maintain flood insurance coverage on all insurable elements of Real Property and of all tangible Personal Property.

(d)	Comprehensive/General Liability

The Mortgagor shall maintain commercial general liability coverage (which may be in the form of umbrella/excess liability insurance) with a One Million Dollar ($1,000,000) combined single limit per occurrence and a minimum aggregate limit of Two Million Dollars ($2,000,000). Lender reserves the right to require increased coverage with respect to these amounts.

(e)	Worker’s Compensation

The Mortgagor shall maintain worker’s compensation if applicable.

(f)	Elective Coverages

The Lender may require additional coverages appropriate to the property type and site location. Additional coverages may include liquor liability, earthquake, windstorm, mine subsidence, sinkhole, supplemental liability, or coverages of other property-specific risks, as determined by Lender.
7.2	Primary Coverage

Each coverage required under this Section shall be primary rather than contributing or secondary to the coverage Mortgagor may carry for other properties or risks, provided, however, that blanket coverage shall be acceptable if (a) the policy includes limits by property location and (b) the Lender determines, in the exercise of its discretion, that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.

7.3	How the Lender Shall Be Named

On all property insurance policies and coverages required under this Section (including coverage against loss of business income), the Lender must be named as “first mortgagee” under a standard mortgage clause. On all liability policies and coverages, the Lender must be named as an “additional insured.” The Lender shall be referred to verbatim as follows: Transamerica Life Insurance Company and its successors, assigns, and affiliates; as their interest may appear; c/o AEGON USA Realty Advisors, Inc.; Mortgage Loan Dept.; 4333 Edgewood Rd., NE; Cedar Rapids, Iowa 52499-5443.”

7.4	Rating

Each insurance carrier providing insurance required under this Section must have, independently of its parent’s or any reinsurer’s rating, a General Policyholder Rating of A, and a Financial Rating of X or better, as reported in the most current issue of Best’s Insurance Guide, or as reported by Best on its internet web site.

7.5	Deductible

The maximum deductible on each required coverage or policy is One Hundred Thousand Dollars ($100,000).

7.6	Notices, Changes and Renewals

All policies required under this Section must require the insurance carrier to give the Lender a minimum of thirty (30) days’ notice in the event of modification, cancellation or termination or non renewal and shall provide that no act or omission by the insured shall invalidate or diminish the insurance provided to Lender. The Mortgagor shall report to the Lender immediately any facts known to the Mortgagor that may adversely affect the appropriateness or enforceability of any insurance contract, including, without limitation, changes in the ownership or occupancy of the Real Property, any hazard to the Real Property and any matters that may give rise to any claim. Prior to expiration of any policy required under this Section, the Mortgagor shall provide either (a) an original or certified copy of the renewed policy, or (b) a “binder,” an Acord 28 (real property), Acord 27 (personal property) or Acord 25 (liability) certificate, or another document satisfactory to the Lender conferring on the Lender the rights and privileges of mortgagee. If the Mortgagor meets the foregoing requirement under clause (b), the Mortgagor shall supply an original or certified copy of the original policy within ninety (90) days. All binders, certificates, documents, and original or certified copies of policies must name the Mortgagor as a named insured or as an additional insured, must include the complete and accurate property address and must bear the original signature of the issuing insurance agent.

7.7	Unearned Premiums

If this Mortgage is foreclosed, the Lender may at its discretion cancel any of the insurance policies required under this Section and apply any unearned premiums to the Indebtedness.

7.8	Insurance Disclosure Notice Under 815 ILCS 180/10

Unless the Mortgagor provides the Lender with evidence of the insurance coverage required by this Section, the Lender may purchase insurance at the expense of the Mortgagor to protect the interests of the Lender in the Property. This insurance may, but need not, protect the Mortgagor’s interests. The coverage that the Lender purchases may not pay any claim that the Mortgagor makes or any claim that is made against the Mortgagor in connection with the Property. The Mortgagor may later cancel any insurance purchased by the Lender, but only after providing the Lender, in accordance with this Section, with evidence that the Mortgagor has purchased the insurance required by this Section. If the Lender purchases insurance covering the Property, the Mortgagor will be responsible for the costs of that insurance, including interest at the Default Rate and any other charges imposed by the Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Indebtedness. The costs of the insurance may be more than the cost of insurance the Mortgagor may be able to obtain on its own.

8.	INSURANCE AND CONDEMNATION PROCEEDS
8.1	Adjustment and Compromise of Claims and Awards

The Mortgagor may settle any insurance claim or condemnation proceeding if the effect of the casualty or the condemnation may be remedied for Two Hundred Fifty Thousand Dollars ($250,000) or less. If a greater sum is required, the Mortgagor may not settle any such claim or proceeding without the advance written consent of the Lender. If a Default exists, the Mortgagor may not settle any insurance claim or condemnation proceeding without the advance written consent of the Lender.

8.2	Direct Payment to the Lender of Proceeds

If the Insurance Proceeds received in connection with a casualty or the Condemnation Proceeds received in respect of a condemnation exceed Two Hundred Fifty Thousand Dollars ($250,000), or if there is a Default, then such proceeds shall be paid directly to the Lender. The Lender shall have the right to endorse instruments which evidence proceeds that it is entitled to receive directly.

8.3	Availability to the Mortgagor of Proceeds

The Mortgagor shall have the right to use the Insurance Proceeds or the Condemnation Proceeds to carry out the Restoration of the Real Property, if the amount received is less than Five Million Dollars ($5,000,000), subject to the conditions set forth in Subsections 8.4, 8.5, and 8.6 of this Section.

If the amount received in respect of a casualty or condemnation equals or exceeds Five Million Dollars ($5,000,000), and if the Loan-to-Value ratio of the Property on completion will be sixty-five percent (65%) or less, as determined by the Lender in its discretion based on its estimate of the market value of the Real Property, the Lender shall receive such Insurance Proceeds or Condemnation Proceeds directly and hold them in a fund for Restoration subject to the conditions set forth in Subsections 8.4, 8.5, and 8.6 of this Section. If the Lender’s estimate of the market value of the Real Property implies a Loan-to-Value ratio of over sixty-five percent (65%), and the Mortgagor disagrees with the Lender’s estimate, the Mortgagor may require that the Lender engage an independent appraiser (the “Fee Appraiser”) to prepare and submit to AEGON a full narrative appraisal report estimating the market value of the Real Property. The Fee Appraiser shall be certified in Illinois and shall be a member of a national appraisal organization that has adopted the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Standards Board of the Appraisal Foundation. The Fee Appraiser will be required to use the procedure for the appraisal of the Real Property at the time of the origination of the Loan, including the required assumptions and limiting conditions. For purposes of this Section, the independent appraiser’s value conclusion shall be binding on both the Lender and the Mortgagor. The Mortgagor or the Borrower shall have the right to make a prepayment of the Loan, without premium, sufficient to achieve this Loan-to-Value ratio. The independent fee appraisal shall be at the Mortgagor’s expense.

Unless the Mortgagor has the right to use the Insurance Proceeds or the Condemnation Proceeds under the foregoing paragraphs, the Lender may, in its sole and absolute discretion, either apply them to the Loan balance or disburse them for the purposes of repair and reconstruction, or to remedy the effects of the condemnation. No prepayment premium will be charged on Insurance Proceeds or Condemnation Proceeds applied to reduce the principal balance of the Loan.
8.4	Conditions to Availability of proceeds

The Lender shall have no obligation to release Insurance Proceeds or Condemnation Proceeds to the Mortgagor, and may hold such amounts as additional security for the Loan, if (a) a Default exists, (b) a payment Default has occurred during the preceding twelve (12) months, or (c) if the Insurance Proceeds or Condemnation Proceeds received by the Lender and any other funds deposited by the Mortgagor with the Lender are insufficient, as determined by the Lender in its reasonable discretion, to complete the Restoration. If a Default exists, the Lender may at its sole and absolute discretion apply such Insurance Proceeds and Condemnation Proceeds to the full or partial cure of the Default.

8.5	Permitted Mezzanine Financing for Rebuilding or Remediation of the Effect of Taking by Eminent Domain

If the Lender reasonably determines that the Insurance Proceeds or Condemnation Proceeds received in respect of a casualty or condemnation, as the case may be, would be insufficient to permit the Mortgagor to restore the Improvements to their condition before the casualty, or to remedy the effect on the Real Property of the condemnation, then the Mortgagor shall use its commercially reasonable efforts to secure such additional funds as are necessary to effect the Restoration. The Mortgagor’s obligation to use its commercially reasonable efforts shall be limited to securing such funds on a non-recourse basis. Interests in the Mortgagor may be pledged as security to the extent necessary in connection with any such financing.

8.6	Draw Requirements

The Mortgagor’s right to receive Insurance Proceeds and Condemnation Proceeds held by the Lender under this Section shall be conditioned on the Lender’s approval of plans and specifications for the Restoration, which approval shall not be unreasonably withheld. Each draw shall be in the minimum amount of Fifty Thousand Dollars ($50,000). Draw requests shall be accompanied by customary evidence of construction completion, and by endorsements to the Lender’s mortgagee title insurance coverage insuring the absence of construction, mechanics’ or materialmen’s liens. Draws based on partial completion of the Restoration shall be subject to a ten percent (10%) holdback. All transactional expenses shall be paid by the Mortgagor.
9.	DEFAULT
9.1	Payment Defaults

A “Default” shall exist without Notice upon the occurrence of any of the following events:
(a)	Scheduled Payments

The Borrower’s failure to pay, or to cause to be paid, (i) any regular monthly payment of principal and interest under either of the Notes, on or before the tenth

(10th) day of the month in which it is due or (ii) any other scheduled payment under either of the Notes, this Mortgage or any other Loan Document within ten (10) days of its due date.
(b)	Payment at Maturity

The Borrower’s failure to pay, or to cause to be paid, the Indebtedness when the Loan matures by acceleration under Section 14, because of a transfer or encumbrance under Section 12, or by lapse of time.

(c)	Demand Obligations

The Borrower’s or Mortgagor’s failure to pay, or to cause to be paid, within five (5) Business Days of the Lender’s demand, any other amount required under the Notes, this Mortgage or any of the other Loan Documents.
9.2	Incurable Nonmonetary Default

A Default shall exist upon any of the following:
(a)	Material Untruth or Misrepresentation

The Lender’s discovery that any representation made by Mortgagor in any Loan Document was materially and adversely untrue or misleading when made, if the misrepresentation either was intentional or is not capable of being cured as described in Subsection 9.3(a) below.

(b)	Due on Sale or Encumbrance

The occurrence of any sale, conveyance, transfer or vesting that would result in the Loan becoming immediately due and payable at the Lender’s option under Section 12.

(c)	Voluntary Bankruptcy Filing

The filing by the Mortgagor of a petition in bankruptcy or for relief from creditors under any present or future law that affords general protection from creditors.

(d)	Insolvency

The failure of the Mortgagor generally to pay its debts as they become due, its admission in writing to an inability so to pay its debts, the making by the Mortgagor of a general assignment for the benefit of creditors, or a judicial determination that the Mortgagor is insolvent.

(e)	Receivership

The appointment of a receiver or trustee to take possession of any of the assets of the Mortgagor.

(f)	Levy or Attachment

The taking or seizure of any material portion of the Property under levy of execution or attachment.

(g)	Lien

The filing against the Real Property of any lien or claim of lien for the performance of work or the supply of materials, or the filing of any federal, state or local tax lien against the Mortgagor, or against the Real Property, unless the Mortgagor promptly complies with Section 11 of this Mortgage.
(h)	Defaults under other Loan Documents

The existence of any default or Default under the Loan Agreement or any other Loan Document, provided any required Notice of such default has been given and any applicable cure period has expired.

(i)	Dissolution or Liquidation

The Mortgagor shall initiate or suffer the commencement of a proceeding for its dissolution or liquidation, and such proceeding shall not be dismissed within sixty (60) days, or the Mortgagor shall cease to exist as a legal entity.
9.3	Curable Non-Monetary Default

A Default shall exist, following the cure periods specified below, under the following circumstances:
(a)	Unintentional Misrepresentations that are Capable of Being Cured

A “Default” shall exist, with Notice, if the Lender discovers that the Mortgagor has unintentionally made any material and adverse misrepresentation that is capable of being cured, unless the Mortgagor promptly commences and diligently pursues a cure of the misrepresentation approved by the Lender, and completes the cure within one hundred twenty (120) days of its receipt of Notice. Any such cure shall place the Lender in the risk position that would have existed had the false representation been true when made. The Lender shall afford the Mortgagor an additional one hundred twenty (120) day period in cases where construction or repair is needed to cure the potential Default, and the cure cannot be completed within the first one hundred twenty (120) day cure period. During the cure period, the Mortgagor has the obligation to provide on demand satisfactory documentation of its effort to cure, and, upon completion, evidence that the cure has been achieved.

(b)	Involuntary Bankruptcy or Similar Filing

The Mortgagor becomes the subject of any petition or action seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief, or that may result in a composition of its debts, provide for the marshaling of the Mortgagor’s assets for the satisfaction of its debts, or result in the judicially ordered sale of the Mortgagor’s assets for the purpose of satisfying its obligations to creditors, unless dismissed within sixty (60) days of the filing of the petition or other action.

(c)	Entry of a Material Judgment

Any judgment is entered against the Mortgagor or any other Obligor involving an aggregate amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) or more (unless another Default then exists, in which event there shall be no dollar limitation), and the judgment may materially and adversely affect the value, use or operation of the Real Property, unless the judgment is satisfied within thirty (30) days or the Mortgagor’s insurer accepts full coverage and liability in writing within such thirty (30) day period.
(d)	Other Defaults

The Mortgagor fails to observe any promise or covenant made in this Mortgage, unless the failure results in a Default described elsewhere in this Section 9, provided the Lender delivers written Notice to the Mortgagor of the existence of such an act, omission or circumstance, and that such an act, omission or circumstance shall constitute a Default under the Loan Documents unless the Mortgagor promptly initiates an effort to cure the potential Default, pursues the cure diligently and continuously, and succeeds in effecting the cure within one hundred twenty (120) days of receipt of Notice. The Lender shall afford the Mortgagor an additional one hundred twenty (120) day period in cases where construction or repair is needed to cure the potential Default, and the cure cannot be completed within the first one hundred twenty (120) day cure period. During the cure period, the Mortgagor has the obligation to provide on demand satisfactory documentation of its effort to cure, and, upon completion, evidence that the cure has been achieved. All notice and cure periods provided in this Mortgage shall run concurrently with any notice or cure periods provided by law and in any of the other Loan Documents.
10.	RIGHT TO CURE

The Lender shall have the right to cure any Default. The expenses of doing so shall be part of the Indebtedness, and the Mortgagor shall pay them to the Lender on demand.

11.	CONTEST RIGHTS

The Mortgagor may secure the right to contest Impositions and construction, mechanics’ or materialmen’s liens, through appropriate proceedings conducted in good faith, by either (A) depositing with the Lender an amount equal to one hundred twenty five percent (125%) of the amount of the Imposition or the lien, or (B) obtaining and maintaining in effect a bond issued by a surety acceptable to the Lender, in an amount equal to the greater of (i) the amount of a required deposit under clause (A) above and (ii) the amount required by the surety or by the court in order to obtain a court order staying the foreclosure of the lien pending resolution of the dispute, and releasing the lien of record. The proceeds of such a bond must be payable directly to the Lender. The surety issuing such a bond must be acceptable to the Lender in its reasonable discretion. After such a deposit is made or bond issued, the Mortgagor shall promptly commence the contest of the lien and continuously pursue that contest in good faith and with reasonable diligence. If the contest of the related Imposition or lien is unsuccessful, any deposits or bond proceeds shall be used to pay the Imposition or to satisfy the obligation from which the lien has arisen. Any surplus shall be refunded to the Mortgagor.

12.	DUE ON TRANSFER OR ENCUMBRANCE

Upon the sale or transfer of any portion of the Property or any other conveyance, transfer or vesting of any direct or indirect interest in the Property, including (i) any encumbrance (other than a Permitted Encumbrance) of the Real Property (unless the Mortgagor contests the encumbrance in compliance with Section 11); and (ii) the granting of any security interest in the Property (other than Permitted Encumbrances), the Indebtedness shall, at the Lender’s option, become immediately due and payable without Notice to the Borrower or the Mortgagor.
13.	ABSOLUTE ASSIGNMENT OF LEASES AND RENTS
13.1	ASSIGNMENT OF RENTS AND PROCEEDS AND LEASES

In connection with the Loan, Mortgagor hereby absolutely, presently and irrevocably assigns, grants, transfers, and conveys to Lender, its successors and assigns, all of Mortgagor’s right, title, and interest in, to, and under all Leases, now or hereafter affecting all or any part of the Property or Mortgagor’s use thereof, including without limitation the right to take all Leasing Actions, together with all of Mortgagor’s right, title, and interest in and to all Rents, and the right, without taking possession of the Real Property, to collect the same as they become due and to apply such Rents and Proceeds to the Secured Obligations. It is the intent of Mortgagor and Lender to establish a present transfer and assignment of all of the Leases and the Rents to Lender.

13.2	DISCLAIMER

Neither the assignments set forth in Section 13.1 above nor Lender’s exercise of its rights thereunder shall be deemed or construed to constitute the Lender a mortgagee in possession of the Real Property, nor shall the Lender be deemed to have assumed, by accepting this Assignment, the landlord’s obligations to any tenant. In particular, acceptance by Lender of this Assignment shall not obligate the Lender (a) to appear in or to defend any action or proceeding relating to the Leases or to the Real Property, (b) to perform any obligation as landlord under the Leases, (c) to pay any amount or to assume any future financial obligation of the landlord, including any obligation to pay to any tenant a security or other deposit not actually received by Lender or (d) to indemnify any tenant for any injury or damage to person or property sustained by any person or persons, firm or corporation in or about the Real Property.

13.3	REPRESENTATIONS, WARRANTIES AND COVENANTS

Mortgagor hereby represents, warrants, and covenants as follows.
(a)	Mortgagor is the sole holder of the landlord’s interest under the Leases, is entitled to receive the Rents and Proceeds from the Leases and from the Property, and has the full right to sell, assign, transfer, and set over the same and to grant to and confer upon Lender the rights, interests, powers, and authorities herein granted and conferred.

(b)	If the Mortgagor receives any written notice from any tenant asserting a material default by the landlord under a Lease, or advising the Mortgagor that a condition exists which may become a material default with the passage of time, the Mortgagor shall send a copy or memorandum of the notice to the Lender.

(c)	The Mortgagor agrees upon written request of the Lender following the revocation of the licenses granted in Section 13.4, to notify the tenants under the Leases of this Assignment, to direct them in writing to send the Lender, simultaneously, copies of all notices of default that they serve on the Mortgagor, and to direct them, at the Lender’s request, to pay all future Rent directly to the Lender. The Rents and copies of such notices shall be sent to the Lender at such address as is specified by the Lender to tenants from time to time.

(d)	The Mortgagor shall not create or permit any lien, charge, or encumbrance of the Leases or of the Rents, and shall not pledge, transfer, or otherwise assign the Leases or the Rents unless at the Lender’s request, or unless otherwise agreed to by the Lender in writing.

(e)	Mortgagor has made no pledge or assignment of the Leases or Rents prior to the date hereof, other than collateral assignments to other lenders that will be released concurrently with the delivery and recordation of this Mortgage, and Mortgagor shall not, after the date hereof, make or permit any such pledge or assignment.

(f)	Mortgagor shall provide Lender with a fully-executed copy of each Lease, amendment, modification or alteration thereto.
13.4	LICENSE

The Lender grants to the Mortgagor a conditional license, subject to the Lender’s rights under Section 13.5 below, to collect the Rents, other than those Rents paid more than one (1) month in advance. The Mortgagor may use the Rents so collected for any lawful purpose which is consistent with the Mortgagor’s ongoing performance of its obligations under the Loan Documents, provided (a) no Default then exists and (b) the Mortgagor does not intend to cause, and has no reason to expect the occurrence of, any Default in respect of the Obligations due to be performed in the following calendar month.

Any Rents excluded from the scope of this license shall be trust funds for the benefit of the Lender. The Lender may require that such Rents be deposited in a reserve fund to serve as additional security for the Loan, or to be used to benefit the Real Property, under such terms and conditions as the Lender may determine in the exercise of its sole and absolute discretion.

The Lender further grants to the Mortgagor a conditional license subject to the Lender’s rights under Section 13.5 to take all Leasing Actions in the ordinary course of business. The license does not extend to any Leasing Action that permits (i) less than reasonable market rent during its original term or any extension period, (ii) that permits prepayment of rent more than one (1) year in advance, or such shorter period as is actually provided for rentals under the Lease, or (iii) that modifies a Lease in any manner that increases the liability or obligations of any successor to Mortgagor’s interest in such Lease or affects the notice and cure rights available thereunder. Furthermore, any Leases to Affiliates of Mortgagor, or other Leases specifically identified by Lender, must be unconditionally subordinated to this

Mortgage, and Mortgagor shall not be entitled to enter into any new Leases of the Property absent Lender’s prior written consent.
13.5	Revocation of License

Upon Default, the Lender may by Notice to the Mortgagor or Assignor immediately terminate the Mortgagor’s licenses under Section 13.4, regardless of whether the Real Property or any other collateral adequately secures the Loan’s eventual repayment. Upon the termination of the Mortgagor’s license, the Mortgagor shall immediately deliver to the Lender all Rents then in the Mortgagor’s possession, and all Rents then due or accruing thereafter shall be payable by tenants directly to the Lender. This Assignment shall constitute a direction to and full authority to any tenant of the Real Property, upon the Lender’s written request, to pay all Rents to the Lender, without requiring the Lender to prove to the tenant the existence of Default. The Mortgagor agrees to deliver immediately to the Lender any Rents received by the Mortgagor after the revocation of the Mortgagor’s license under Section 4, and at the Lender’s written request, shall execute such further assignments to the Lender of any Lease as the Lender may in its sole judgment request. This Assignment is given in connection with the Loan and in support of the performance of the Obligations, and nothing herein contained shall be construed as (a) constituting the Lender a “mortgagee-in-possession” of the Real Property, or (b) an assumption by the Lender of the Mortgagor’s obligations as landlord under the Leases.

Upon the cure of all Defaults, the Lender may by Notice to the Mortgagor, reinstate the licenses of the Mortgagor under Section 13.4 of this Mortgage.
14.	ACCELERATION

If a Default exists, the Lender may, at its option, declare the unpaid principal balance of the Notes to be immediately due and payable, together with all accrued interest on the Indebtedness, all costs of collection (including reasonable attorneys’ fees and expenses) and all other charges due and payable under the Notes or any other Loan Document.

If the subject Default is nonmonetary in nature other than a Default arising under Section 9.2(b), the Lender shall exercise its option to accelerate only by giving Notice of acceleration to the Borrower and the Mortgagor. The Lender shall not give any such Notice of acceleration until (a) the Borrower and the Mortgagor have been given any required Notice of the prospective Default and (b) any applicable cure period has expired.

Except as expressly described in this Section, no notice of acceleration shall be required in order for the Lender to exercise its option to accelerate the Indebtedness in the event of Default.

15.	RIGHTS OF ENTRY AND TO OPERATE
15.1	Entry on Real Property

If a Default exists, the Lender may, to the extent permitted by applicable law, enter upon the Real Property and take exclusive possession of the Real Property and of all books,

records and accounts, all without Notice and without being guilty of trespass, but subject to the rights of tenants in possession under the Leases. If the Mortgagor remains in possession of all or any part of the Property after Default and without the Lender’s prior written consent, the Lender may, without Notice to the Borrower or the Mortgagor, invoke any and all legal remedies to dispossess the Mortgagor.
15.2	Operation of Real Property

If a Default exists, the Lender may hold, lease, manage, operate or otherwise use or permit the use of the Real Property, either itself or by other persons, firms or entities, in such manner, for such time and upon such other terms as the Lender may deem to be prudent under the circumstances (making such repairs, alterations, additions and improvements thereto and taking any and all other action with reference thereto, from time to time, as the Lender deems prudent), and apply all Rents and other amounts collected by the Lender to the Obligations.
16.	RECEIVERSHIP

Following Default, the Lender may apply to a court of competent jurisdiction for the appointment of a receiver of the Property, ex parte without Notice to the Mortgagor, whether or not the value of the Property exceeds the Indebtedness, whether or not waste or deterioration of the Real Property has occurred, and whether or not other arguments based on equity would justify the appointment. The Mortgagor irrevocably, with knowledge and for valuable consideration, consents to such an appointment. Any such receiver shall have all the rights and powers customarily given to receivers in Illinois, including the rights and powers granted to the Lender by this Mortgage, the power to maintain, lease and operate the Real Property on terms approved by the court, and the power to collect the Rents and apply them to the Indebtedness or otherwise as the court may direct. Once appointed, a receiver may at the Lender’s option remain in place until the Indebtedness has been paid in full.

17.	FORECLOSURE; POWER OF SALE
17.1	Availability of Remedies

Upon Default, the Lender may immediately proceed to foreclose the lien of this Mortgage, against all or part of the Property, or to sell the Property, by judicial or nonjudicial foreclosure in accordance with the laws of Illinois and may pursue any other remedy available to commercial mortgage lenders under the laws of Illinois.

17.2	Construction with Illinois Mortgage Foreclosure Law

In the event that any provision of this Mortgage shall be inconsistent with any provision of the Illinois Mortgage Foreclosure Law (Chapter 735, Sections 5/15-1101 et seq., Illinois Compiled Statutes) (the “Act”), the provisions of the Act shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with the Act.

17.3	Availability of all Remedies under the Act

If any provision of this Mortgage shall grant to Mortgagee any rights or remedies upon default of the Mortgagor which are more limited than the rights that would otherwise be vested in Mortgagee under the Act in the absence of said provision, the Mortgagee shall be vested with the rights granted in the Act to the full extent permitted by law.

17.4	Expenses included in Indebtedness

Without limiting the generality of the foregoing, all expenses incurred by the Mortgagee to the extent reimbursable under Section 15-1512 of the Act, whether incurred before or after any decree or judgment of foreclosure, and whether enumerated in this Mortgage, shall be added to the Indebtedness secured by this Mortgage or by the judgment of foreclosure.
18.	WAIVERS

To the maximum extent permitted by applicable law, the Mortgagor irrevocably and unconditionally WAIVES and RELEASES any present or future rights (a) of reinstatement or redemption pursuant to 735 ILSC 5/15-1601 or similar reinstatement or redemption rights now or hereafter available to the Lender following a Default, (b) that may exempt the Property from any civil process, (c) to appraisal or valuation of the Property, (d) to extension of time for payment, (e) that may subject the Lender’s exercise of its remedies to the administration of any decedent’s estate or to any partition or liquidation action, (f) to any homestead and exemption rights provided by the Constitution and laws of the United States and of Illinois, (g) to notice of acceleration or notice of intent to accelerate (other than as expressly stated herein) following a Default, and (h) that in any way would delay or defeat the right of the Lender to cause the sale of the Real Property for the purpose of satisfying the Indebtedness following a Default,. The Mortgagor agrees that the price paid at a lawful foreclosure sale, whether by the Lender or by a third party, and whether paid through cancellation of all or a portion of the Indebtedness or in cash, shall conclusively establish the value of the Real Property.

The foregoing waivers shall apply to and bind any party assuming the Obligations of the Mortgagor under this Mortgage.

19.	SECURITY AGREEMENT AND FIXTURE FILING
19.1	Definitions

“Account” shall have the definition assigned in the UCC.

“Account Collateral” means all Accounts that arise from the sale or other disposition of the Property or the leasing, licensing or use by third parties of the Property, from the commencement of the Loan term through the satisfaction of all of the Obligations.

“Chattel Paper” shall have the definition assigned in the UCC.

“Chattel Paper Collateral” means all Chattel Paper arising from the sale or other disposition of all or part of the Property.

“Control Agreement” means a Deposit Account or Securities Account control agreement by and among the Borrower, the Lender and the relevant depository or securities intermediary providing the Lender with “control” of such Deposit Account or Securities Account within the meaning of Articles 8 and 9 of the UCC.

“Deposit Account” shall have the definition assigned in the UCC.

“Deposit Account Collateral” means all Deposit Accounts and/or Securities Accounts over which Lender has obtained a Control Agreement or that are held by Lender into which Rents , Insurance Proceeds, Condemnation Proceeds or Proceeds of the Property are deposited or held at any time from the commencement of the Loan term through the satisfaction of all of the Obligations and shall include all funds in such Deposit Accounts. Deposit Account Collateral shall specifically include all Deposit Accounts into which the sales proceeds payable under the terms of the Elgin Purchase Contract are paid regardless of whether Lender has a Control Agreement with respect to such Deposit Account.

“Document” shall have the definition assigned in the UCC.

“Document Collateral” means all Documents that evidence title to all or any part of the Goods Collateral.

“Equipment” shall have the definition assigned in the UCC.

“Equipment Collateral” means all Equipment that relates to the Real Property arising from the sale or other disposition of all or part of the Property.

“Financing Statements” shall have the definition assigned in the UCC.

“General Intangibles” shall have the definition assigned in the UCC.

“General Intangible Collateral” means all General Intangibles that have arisen or that arise in the future in connection with the Mortgagor’s ownership, sale, operation or leasing of the Real Property as commercial real estate (but not any General Intangibles arising from the specific business operations of Mortgagor and/or its subsidiaries), at any time from the commencement of the Loan term through the satisfaction of all of the Obligations, and shall specifically include any General Intangibles that arise with respect to the sale of the Property pursuant to the Elgin Purchase Contract (including the Elgin Purchase Contract itself).

“Goods” shall have the definition assigned in the UCC. “Goods” include all detached Fixtures, items of Personal Property that may become Fixtures, property management files, accounting books and records, reports of consultants relating to the Real Property, site plans, test borings, environmental or geotechnical surveys, samples and test results, blueprints, construction and shop drawings, and plans and specifications.

“Goods Collateral” means all Goods that relate to the Real Property as commercial real estate and are used in the operation of the Real Property as commercial real estate.

“Instrument” shall have the definition assigned in the UCC.

“Instrument Collateral” means all Instruments received as Rents or identifiable Proceeds of Property or purchased by the Mortgagor with Rents or identifiable Proceeds, including any Instruments received as proceeds of the sale of the Property under the Elgin Purchase Contract.

“Investment Property” shall have the definition assigned in the UCC.

“Investment Property Collateral” means all the Investment Property purchased using Rents or identifiable Proceeds of Property, or received in respect of Account Collateral.

“Money Collateral” means all money received in respect of Rents, Insurance Proceeds, Condemnation Proceeds or the Proceeds of the sale of the Property.

“Personal Property” means Account Collateral, Chattel Paper Collateral, Commercial Tort Claim Collateral, Deposit Account Collateral, Document Collateral, Equipment Collateral, General Intangibles Collateral, Goods Collateral, Instrument Collateral, Investment Property Collateral, and Money Collateral.

“Proceeds” mean all proceeds (as defined in the UCC) of any Property.

“UCC” means the Uniform Commercial Code as adopted in Illinois.

19.2	Creation of Security Interest

This Mortgage shall be self-operative and shall constitute a security agreement pursuant to the provisions of the UCC with respect to the Personal Property. The Mortgagor, as debtor, hereby grants the Lender, as secured party, for the purpose of securing the Indebtedness, a security interest in the Account Collateral, Chattel Paper Collateral, Commercial Tort Claim Collateral, Deposit Account Collateral, Document Collateral, Equipment Collateral, General Intangible Collateral, Goods Collateral, Instrument Collateral, Investment Property Collateral, and Money Collateral, in the accessions, additions, replacements, substitutions and Proceeds of any of the foregoing items of collateral. Upon Default, the Lender shall have the rights and remedies of a secured party under the UCC as well as all other rights and remedies available at law or in equity, and, at the Lender’s option, the Lender may also invoke the remedies provided elsewhere in this Mortgage as to such Property. The Mortgagor and the Lender agree that the rights granted to the Lender as secured party under this Section 19 are in addition to rather than a limitation on any of the Lender’s other rights under this Mortgage with respect to the Property.

19.3	Filing Authorization

The Mortgagor irrevocably authorizes the Lender to file, in the appropriate locations for filings of UCC financing statements in any jurisdictions as the Lender in good faith deems appropriate, such financing statements and amendments as the Lender may require in order to perfect or continue this security interest, or in order to prevent any filed financing statement from becoming misleading or from losing its perfected status.

19.4	Additional Searches and Documentation

Mortgagor shall provide to Lender upon request, certified copies of any searches of UCC records deemed necessary or appropriate by Lender to confirm the first priority status of its security interest in the Personal Property, together with copies of all documents or records evidencing security interests disclosed by such searches.

19.5	Costs

The Mortgagor shall pay all filing fees and costs and all reasonable costs and expenses of any record searches (or their continuations) as the Lender may require.

19.6	Representations, Warranties and Covenants of the Mortgagor
(a)	Ownership of the Personal Property

All of the Personal Property is owned by the Mortgagor and is not the subject matter of any lease, control agreement or other instrument, agreement or transaction whereby any ownership, security or beneficial interest in the Personal Property is held by any person or entity other than the Mortgagor, subject only to (1) the Lender’s security interest, (2) the Permitted Encumbrances, and (3) the Elgin Purchase Contract.

(b)	No Other Identity

The Mortgagor represents and warrants that the Mortgagor has not used or operated under any other name or identity for at least five (5) years. The Mortgagor covenants and agrees that Mortgagor will furnish Lender with notice of any change in its name, form of organization, or state of organization within thirty (30) days prior to the effective date of any such change.

(c)	Location of Equipment

All Equipment Collateral is located upon the Land.

(d)	Removal of Goods

The Mortgagor will not remove or permit to be removed any detached Fixtures or Goods that may become Fixtures from the Land, unless the same is replaced immediately with unencumbered assets (1) of a quality and value equal or superior to that which it replaces and (2) which is located on the Land. All such replacements, renewals, and additions shall become and be immediately subject to the security interest of this Mortgage.

(e)	Proceeds

The Mortgagor shall not, without the Lender’s prior written consent, dispose of any Personal Property in any other manner, except in compliance with Subsection 19.6(d) above, and except as set forth in the Elgin Purchase Contract.
19.7	Fixture Filing

This Mortgage constitutes a financing statement filed as a fixture filing in the Official Records of the County Recorder of Kane County, Illinois with respect to any and all fixtures comprising Property. The “debtor” is JBSS Properties, LLC, a limited liability company organized under Illinois law, the “secured party” is Transamerica Life Insurance Company, the collateral is as described in Subsection 19.1 above and the granting clause of this Mortgage, and the addresses of the debtor and secured party are the addresses stated in Subsection 21.13 of this Mortgage for Notices to such parties. The organizational identification number of the debtor is 01731432. The owner of record of the Real Property is JBSS Properties, LLC.
20.	ENVIRONMENTAL MATTERS
20.1	Representations

The Mortgagor represents as follows:
(a)	No Hazardous Substances

To the best of the Mortgagor’s knowledge, and except as disclosed in the ESA, no release of any Hazardous Substance has occurred on or about the Real Property in a quantity or at a concentration level that (i) violates any Environmental Law, or (ii) requires reporting to any regulatory authority or may result in any obligation to remediate under any Environmental Law.

(b)	Absence of Mold Contamination

To the best of Mortgagor’s knowledge, there are no mold issues present in the Improvements that result in a violation of Environmental Laws. Mortgagor has received no mold-related tenant complaint or notice of any legal proceeding relating to mold affecting the Improvements.

(c)	Compliance with Environmental Laws

The Real Property and its current use and presently anticipated uses comply with all Environmental Laws, including those requiring permits, licenses, authorizations, and other consents and approvals.

(d)	No Actions or Proceedings

To the best of Mortgagor’s knowledge, no governmental authority or agency has commenced any action, proceeding or investigation based on any suspected or actual violation of any Environmental Law on or about the Real Property. To the best of the Mortgagor’s knowledge, no such authority or agency has threatened to commence any such action, proceeding, or investigation.
20.2	Environmental Covenants

The Mortgagor covenants as follows:
(a)	Compliance with Environmental Laws

The Mortgagor shall, and the Mortgagor shall cause all employees, agents, contractors, and tenants of the Mortgagor to, keep and maintain the Real Property in compliance with all Environmental Laws.

(b)	Notices, Actions and Claims

The Mortgagor shall immediately advise the Lender in writing of (i) any written notices from any governmental or quasi-governmental agency or authority of violation or potential violation of any Environmental Law received by the Mortgagor, (ii) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened pursuant to any Environmental Law about which Mortgagor has received written notice, (iii) all claims made or threatened by any third party against the Mortgagor or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substances, and (iv) discovery by the Mortgagor of any occurrence or condition on any real property adjoining or in the vicinity of the Real Property that creates a foreseeable risk of contamination of the Real Property by or with Hazardous Substances.
20.3	The Lender’s Right to Control Claims

The Lender shall have the right (but not the obligation) to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Substances and to have its related and reasonable attorneys’ and consultants’ fees paid by the Mortgagor upon demand.
20.4	Indemnification

The Mortgagor shall be solely responsible for, and shall indemnify, defend, and hold harmless the Lender and its directors, officers, employees, agents, successors and assigns, from and against, any claim, judgment, loss, damage, demand, cost, expense or liability of whatever kind or nature, known or unknown, contingent or otherwise, directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal, or presence (whether prior to or after the date of this Mortgage) of Hazardous Substances on, in, under or about the Real Property (whether by the Mortgagor, a predecessor in title, any tenant, or any employees, agents, contractor or subcontractors of any of the foregoing or any third persons at any time occupying or present on the Real Property), including: (i) personal injury; (ii) death; (iii) damage to property; (iv) all consequential damages; (v) the cost of any required or necessary repair, cleanup or detoxification of the Real Property, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans; (vi) damage to any natural resources; and (vii) all reasonable costs and expenses incurred by the Lender in connection with clauses (i) through (vi), including reasonable attorneys’ and consultants’ fees; provided, however, that nothing contained in this Section shall be deemed to preclude the Mortgagor from seeking indemnification from, or otherwise proceeding against, any third party including any tenant or predecessor in title to the Real Property, and further provided that this indemnification will not extend to matters caused by the Lender’s gross negligence or willful misconduct, or arising from a release of Hazardous Substances which occurs after the Lender has taken possession of the Real Property, so long as the Mortgagor has not caused the release through any act or omission. The covenants, agreements, and indemnities set forth in this Section shall be binding upon the Mortgagor and its successors and assigns, and shall survive repayment of the Indebtedness, foreclosure of the Real Property, and the Mortgagor’s granting of a deed to the Real Property in lieu of foreclosure. Payment shall not be a condition precedent to this indemnity. Any costs or expenses incurred by the Lender for which the Mortgagor is responsible or for which the Mortgagor has indemnified the Lender shall be paid to the Lender on demand, with interest at the Default Rate from the date incurred by the Lender until paid in full, and shall be secured by this Mortgage. Without the prior written consent of the Lender, which consent shall not be unreasonably withheld, the Mortgagor shall not enter into any settlement agreement, consent decree, or other compromise in respect to any claims relating to Hazardous Substances. The Lender agrees that it shall not unreasonably delay its consideration of any written request for its consent to any such settlement agreement, consent decree, or other compromise once all information, reports, studies, audits, and other documentation have been submitted to the Lender.
20.5	Environmental Audits

If a Default exists, or the Lender has a reasonable basis to believe that a release of Hazardous Substances may have occurred, the Lender may require that the Mortgagor retain, or the Lender may retain directly, at the sole cost and expense of the Mortgagor, a licensed geologist, industrial hygienist or an environmental consultant acceptable to the Lender to conduct an environmental assessment or audit of the Real Property. In the event that the Lender makes a reasonable determination of the need for an environmental assessment or audit, the Lender shall inform the Mortgagor in writing that such a determination has been made and, if requested to do so by the Mortgagor, give the Mortgagor a written explanation of that determination before the assessment or audit is conducted. The Mortgagor shall afford any person conducting an environmental assessment or audit access to the Real Property and all materials reasonably requested; provided that such person shall not unreasonably interfere with the use and operation of the Real Property. Except as set forth below, the Mortgagor shall pay on demand the cost and expenses of any environmental consultant engaged by the Lender under this Subsection. The Mortgagor shall, at the Lender’s request and at the Mortgagor’s sole cost and expense, take such investigative and remedial measures determined by the geologist, hygienist or consultant to be necessary to address any condition discovered by the assessment or audit so that (i) the Real Property shall be in compliance with all Environmental Laws, (ii) the condition of the Real Property shall not constitute any identifiable risk to human health or to the environment, and (iii) the value of the Real Property shall not be affected by the presence of Hazardous Substances. Notwithstanding the foregoing, the Mortgagor shall not be required to pay for the costs of such audit or assessment if it reasonably disagrees with the Lender’s determination that there is a reasonable basis that a release of a Hazardous Substance has occurred, the Lender proceeds with such audit or assessment and the audit or assessment does not reveal any material violation of Environmental Laws that were not identified on the ESA.
21.	MISCELLANEOUS
21.1	Successors and Assigns

All of the terms of the Loan Documents shall apply to, be binding upon and inure to the benefit of the successors and assigns of the Obligors, or to the holder of the Notes, as the case may be.

21.2	Survival of Obligations

Each and all of the Obligations shall continue in full force and effect until the latest of (a) the date the Indebtedness has been paid in full and the Obligations have been performed and satisfied in full, (b) the last date permitted by law for bringing any claim or action with respect to which the Lender may seek payment or indemnification in connection with the Loan Documents, and (c) the date on which any claim or action for which the

Lender seeks payment or indemnification is fully and finally resolved and, if applicable, any compromise thereof of judgment or award thereon is paid in full.
21.3	Further Assurances

The Mortgagor, upon the request of the Lender, shall complete, execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be reasonably necessary to carry out more effectively the purposes of this Mortgage, to subject any property intended to be covered by this Mortgage to the liens and security interests it creates, to place third parties on notice of those liens and security interests, or to correct any defects which may be found in any Loan Document.

21.4	Right of Inspection

The Lender shall have the right from time to time, upon reasonable advance notice to the Mortgagor, to enter onto the Real Property during regular business hours for the purpose of inspecting and reporting on its physical condition, tenancy and operations; provided the Lender shall not unreasonably interfere with the use and operation of the Real Property.

21.5	Expense Indemnification

The Mortgagor shall pay all filing and recording fees, documentary stamps, intangible taxes, and all expenses incident to the execution and acknowledgment of this Mortgage, or any of the other Loan Documents, any supplements, amendments, renewals or extensions of any of them, or any instrument entered into under Subsection 21.3. The Mortgagor shall pay or reimburse the Lender, upon demand, for all costs and expenses, including appraisal and reappraisal costs of the Property and reasonable attorneys’ and legal assistants’ fees, which the Lender may incur in connection with enforcement proceedings under this Mortgage, or any of the other Loan Documents (including all fees and costs incurred in enforcing or protecting this Mortgage, or any of the other Loan Documents in any bankruptcy proceeding), and reasonable attorneys’ and legal assistants’ fees incurred by the Lender in any other suit, action, legal proceeding or dispute of any kind in which the Lender is made a party or appears as party plaintiff or defendant, affecting the Indebtedness, this Mortgage, any of the other Loan Documents, or the Property, or required to protect or sustain the lien of this Mortgage. The Mortgagor shall be obligated to pay (or to reimburse the Lender) for such fees, costs and expenses and shall indemnify and hold the Lender harmless from and against any and all loss, cost, expense, liability, damage and claims and causes of action, including reasonable attorneys’ fees, incurred or accruing by reason of the Mortgagor’s failure to promptly repay any such fees, costs and expenses. If any suit or action is brought to enforce or interpret any of the terms of this Mortgage (including any effort to modify or vacate any automatic stay or injunction, any trial, any appeal, any petition for review or any bankruptcy proceeding), the Lender shall be entitled to recover all expenses reasonably incurred in preparation for or during the suit or action or in connection with any appeal of the related decision, whether or not taxable as costs. Such expenses include reasonable attorneys’ fees, witness fees (expert or otherwise), deposition costs, copying charges and other expenses. Whether or not any court action is involved, all reasonable expenses, including the costs of searching records, obtaining title reports, appraisals, environmental assessments, surveying costs, title insurance premiums, and reasonable attorneys’ fees, incurred by the Lender that are necessary at any time in the Lender’s opinion for the protection of its interest or enforcement of its rights shall become a part of the Indebtedness payable on demand and shall bear interest from the date of expenditure until repaid at the applicable interest rate as provided in each of the Notes.

21.6	General Indemnification

The Mortgagor shall indemnify, defend and hold the Lender harmless against: (i) any and all claims for brokerage, leasing, finder’s or similar fees which may be made relating to the Real Property or the Indebtedness and (ii) any and all liability, obligations, losses, damages, penalties, claims, actions, suits costs and expenses (including the Lender’s reasonable attorneys’ fees, together with reasonable appellate counsel fees, if any) of whatever kind or nature which may be asserted against, imposed on or incurred by the Lender in connection with the Indebtedness, this Mortgage, the Real Property or any part thereof, or the operation, maintenance and/or use thereof, or the exercise by the Lender of any rights or remedies granted to it under this Mortgage or pursuant to applicable law; provided, however, that nothing herein shall be construed to obligate the Mortgagor to indemnify, defend and hold harmless the Lender from and against any of the foregoing which is imposed on or incurred by the Lender by reason of the Lender’s willful misconduct or gross negligence.

21.7	Recording and Filing

The Mortgagor shall cause this Mortgage and all amendments, supplements, and substitutions to be recorded, filed, re-recorded and re-filed in such manner and in such places as the Lender may reasonably request. The Mortgagor will pay all recording filing, re-recording and re-filing taxes, fees and other charges.

21.8	No Waiver

No deliberate or unintentional failure by the Lender to require strict performance by the Mortgagor of any Obligation shall be deemed a waiver, and the Lender shall have the right at any time to require strict performance by the Mortgagor of any Obligation.

21.9	Covenants Running with the Land

All Obligations are intended by the parties to be and shall be construed as covenants running with the Land.

21.10	Severability

The Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable Legal Requirements. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall nevertheless be construed and given effect to the extent possible. The invalidity or unenforceability of any provision in a particular jurisdiction shall neither invalidate nor render unenforceable any other provision of the Loan Documents in that jurisdiction, and shall not affect the validity or enforceability of that provision in any other jurisdiction. If a provision is held to be invalid or unenforceable as to a particular person or under a particular circumstance, it shall nevertheless be presumed valid and enforceable as to others, or under other circumstances.

21.11	Usury

The parties intend that no provision of either of the Notes or the Loan Documents be interpreted, construed, applied, or enforced so as to permit or require the payment or collection of interest in excess of the Maximum Permitted Rate. In this regard, the Mortgagor and the Lender each stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. Accordingly, none of the terms of this Mortgage, either of the Notes or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Permitted Rate, and the Mortgagor shall never be liable for interest in excess of the Maximum Permitted Rate. Therefore, (a) in the event that the Indebtedness and Obligations are prepaid or the maturity of the Indebtedness and Obligations is accelerated by reason of an election by the Lender, unearned interest shall be canceled and, if theretofore paid, shall either be refunded to the Mortgagor or credited on the Indebtedness, as the Lender may elect; (b) the aggregate of all interest and other charges constituting interest under applicable laws and contracted for, chargeable or receivable under either of the Notes and the other Loan Documents or otherwise in connection with the transaction contemplated thereby shall never exceed the maximum amount of interest, nor produce a rate in excess of the Maximum Permitted Rate; and (c) if any excess interest is provided for or received, it shall be deemed a mistake, and the same shall, at the option of the Lender, either be refunded to the Borrower and/or the Mortgagor or credited on the unpaid principal amount (if any), and the Indebtedness shall be automatically reformed so as to permit only the collection of the interest at the Maximum Permitted Rate. Furthermore, if any provision of either Note or any of the other Loan Documents is interpreted, construed, applied, or enforced, in such a manner as to provide for interest in excess of the Maximum Permitted Rate, then the parties intend that such provision automatically shall be deemed reformed retroactively so as to require payment only of interest at the Maximum Permitted Rate. If, for any reason whatsoever, interest paid or received during the full term of the applicable Indebtedness produces a rate which exceeds the Maximum Permitted Rate, then the amount of such excess shall be deemed credited retroactively in reduction of the then outstanding principal amount of the Indebtedness, together with interest at such Maximum Permitted Rate. The Lender shall credit against the principal of such Indebtedness (or, if such Indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the Maximum Permitted Rate. All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the applicable Indebtedness, so that the interest rate is uniform throughout the full term of such Indebtedness. In connection with all calculations to determine the Maximum Permitted Rate, the parties intend that all charges be excluded to the extent they are properly excludable under applicable usury laws, as they from time to time are determined to apply to this transaction. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the Mortgagor and the Lender.
21.12	Entire Agreement

The Loan Documents contain the entire agreements between the parties relating to the financing of the Real Property, and all prior agreements which are not contained in the Loan Documents, other than the unsecured Environmental Indemnity Agreement, are terminated. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. The Loan Documents may be amended, revised, waived, discharged, released or terminated only by a written instrument or instruments executed by the party against whom enforcement of the amendment, revision, waiver, discharge, release or termination is asserted. Any alleged amendment, revision, waiver, discharge, release or termination that is not so documented shall be null and void.

21.13	Notices

In order for any demand, consent, approval or other communication to be effective under the terms of this Mortgage, “Notice” must be provided under the terms of this Subsection. All Notices must be in writing. Notices may be (a) delivered by hand, (b) transmitted by facsimile (with a duplicate copy sent by first class mail, postage prepaid), (c) sent by certified or registered mail, postage prepaid, return receipt requested, or (d) sent by reputable overnight courier service, delivery charges prepaid. Notices shall be addressed as set forth below:
If to the Lender:
Transamerica Life Insurance Company
c/o AEGON USA Realty Advisors, Inc.
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-5443
Attn: Mortgage Loan Department
Reference: Loan No. 700218 & 700218A
Fax Number: (319) 369-2277
If to the Mortgagor:
JBSS Properties, LLC
1703 North Randall Road
Mail Code — 2NW-EX
Elgin, Illinois 60123

Attn: Michael J. Valentine
Fax Number: (866) 610-1294
Notices delivered by hand or by overnight courier shall be deemed given when actually received or when refused by their intended recipient. Notices sent by facsimile will be deemed delivered when a legible copy has been received (provided receipt has been verified by telephone confirmation or one of the other permitted means of giving Notices under this Subsection). Mailed Notices shall be deemed given on the date of the first attempted delivery (whether or not actually received). Either the Lender or the Mortgagor may change its address for Notice by giving at least fifteen (15) Business Days’ prior Notice of such change to the other party.

21.14	Counterparts

This Mortgage may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute but one instrument.

21.15	Choice of Law

This Mortgage shall be interpreted, construed, applied, and enforced according to, and will be governed by, the laws of Illinois, without regard to any choice of law principle which, but for this provision, would require the application of the law of another jurisdiction and regardless of where executed or delivered, where payable or paid, where any cause of action accrues in connection with this transaction, where any action or other proceeding involving the Loan is instituted, or whether the laws of Illinois otherwise would apply the laws of another jurisdiction.

21.16	Forum Selection

The Mortgagor and Lender (by acceptance hereof) agree that the sole and exclusive forum for the determination of any action relating to the validity and enforceability of Notes, this Mortgage and the other Loan Documents, and any other instruments securing the Notes shall be either in an appropriate court of the State of Illinois or the applicable United States District Court, except as otherwise set forth in the Loan Documents.

21.17	Sole Benefit

This Mortgage and the other Loan Documents have been executed for the sole benefit of the Borrower, the Mortgagor and the Lender and the successors and assigns of the Lender. No other party shall have rights thereunder or be entitled to assume that the parties thereto will insist upon strict performance of their mutual obligations hereunder, any of which may be waived from time to time. The Mortgagor shall have no right to assign any of its rights under the Loan Documents to any party whatsoever.

21.18	Release of Claims

The Mortgagor hereby RELEASES, DISCHARGES and ACQUITS forever the Lender and its officers, directors, trustees, agents, employees and counsel (in each case, past, present or future) from any and all Claims existing as of the date hereof (or the date of actual execution hereof by the Mortgagor, if later). As used herein, the term “Claim” shall mean any and all liabilities, claims, defenses, demands, actions, causes of action, judgments, deficiencies, interest, liens, costs or expenses (including court costs, penalties, attorneys’ fees and disbursements, and amounts paid in settlement) of any kind and character whatsoever, including claims for usury, breach of contract, breach of commitment, negligent misrepresentation or failure to act in good faith, in each case whether now known or unknown, suspected or unsuspected, asserted or unasserted or primary or contingent, and whether arising out of written documents, unwritten undertakings, course of conduct, tort, violations of laws or regulations or otherwise.

21.19	No Partnership

Nothing contained in the Loan Documents is intended to create any partnership, joint venture or association between the Mortgagor and the Lender, or in any way make the Lender a co-principal with the Mortgagor with reference to the Property.

21.20	Payoff Procedures

If the Borrower pays or causes to be paid to the Lender all of the Indebtedness, then Lender’s interest in the Real Property shall cease, and upon receipt by the Lender of such payment, the Lender shall either (a) release this Mortgage or (b) assign the Loan Documents and endorse the Notes (in either case without recourse or warranty of any kind) to a takeout lender, upon payment (in the latter case) of an administrative fee of Seven Hundred Fifty Dollars ($750).

21.21	Future Advances

Under this Mortgage, “Indebtedness” is defined to include certain advances made by the Lender in the future. Such advances include any additional disbursements to the Borrower (unless in connection with another, independent mortgage financing) and any obligations under agreements which specifically provide that such obligations are secured by this Mortgage. In addition, Indebtedness is defined to include any amounts advanced to pay Impositions, to cure Defaults, or to pay the costs of collection and receivership. Accordingly, all such advances and obligations shall be equally secured with, and shall have the same priority as, the Indebtedness, and shall be subject to all of the terms and provisions of this Mortgage. The Borrower or the Mortgagor, as applicable, shall pay any taxes that may be due in connection with any such future advance. Notwithstanding anything to the contrary contained herein, the total unpaid balance so secured at any one time by this Mortgage shall not exceed the maximum principal amount of Ninety Million and 00/100 Dollars ($90,000,000.00), which includes the principal of the Loan, interest, any disbursements made under the Mortgage for the payment of impositions, taxes, assessments, levies, insurance, or otherwise, with interest on such disbursements, and any other costs set forth in the Loan Documents.

21.22	Interpretation
(a)	Headings and General Application

The section, subsection, paragraph and subparagraph headings of this Mortgage are provided for convenience of reference only and shall in no way affect, modify or define, or be used in construing, the text of the sections, subsections, paragraphs or subparagraphs. If the text requires, words used in the singular shall be read as including the plural, and pronouns of any gender shall include all genders.

(b)	Result of Negotiations

This Mortgage results from negotiations between the Borrower and the Lender and from their mutual efforts. Therefore, it shall be so construed, and not as though it had been prepared solely by the Lender.

(c)	Reference to Particulars

The scope of a general statement made in this Mortgage or in any other Loan Document shall not be construed as having been reduced through the inclusion of references to particular items that would be included within the statement’s scope. Therefore, unless the relevant provision of a Loan Document contains specific language to the contrary, the term “include” shall mean “include, but shall not be limited to” and the term “including” shall mean “including, without limitation.”
21.23	Joint and Several Liability

If there is more than one individual or entity executing this Mortgage as the Mortgagor, liability of such individuals and entities under this Mortgage shall be joint and several.

21.24	Time of Essence

Time is of the essence of each and every covenant, condition and provision of this Mortgage to be performed by the Mortgagor.

21.25	Jury Waiver

The Mortgagor and by its acceptance hereof, the Lender, hereby waive any right to a trial by jury in any action or proceeding to enforce or defend any rights (i) under this Mortgage or any other Loan Document or (ii) arising from any lending relationship existing in connection with this Mortgage or any other Loan Document, and the Mortgagor and by its acceptance hereof, the Lender, agree that any such action or proceeding shall be tried before a judge and not before a jury.

21.26	Renewal, Extension, Modification and Waiver

The Lender may enter into a modification of any Loan Document or of the Environmental Indemnity Agreement without the consent of any person not a party to the document being modified. The Lender may waive any covenant or condition of any Loan Document or of the Environmental Indemnity Agreement, in whole or in part, at the request of any person then having an interest in the Property or in any way liable for any part of the Indebtedness. The Lender may take, release, or resort to any security for the Notes and the Obligations and may release any party primarily or secondarily liable on any Loan Document or on the Environmental Indemnity Agreement, all without affecting any liability not expressly released in writing by the Lender.

21.27	Cumulative Remedies

Every right and remedy provided in this Mortgage shall be cumulative of every other right or remedy of the Lender, whether conferred by law or by grant or contract, and may be enforced concurrently with any such right or remedy. The acceptance of the performance of any obligation to cure any Default shall not be construed as a waiver of any rights with respect to any other past, present or future Default. No waiver in a particular instance of the requirement that any Obligation be performed shall be construed as a waiver with respect to any other Obligation or instance.

21.28	No Obligation to Marshal Assets

No holder of any mortgage, security interest or other encumbrance affecting all or any portion of the Real Property, which encumbrance is inferior to the lien and security interest of this Mortgage, shall have any right to require the Lender to marshal assets.

21.29	Transfer of Ownership

The Lender may, without notice to the Mortgagor, deal with any person in whom ownership of any part of the Real Property has vested, without in any way vitiating or discharging the Mortgagor from liability for any of the Obligations.

21.30	Suretyship Waivers

The liability of Mortgagor hereunder is limited to its interest in the Property. To the extent the Mortgagor is construed or held to be a guarantor of the Borrower’s obligations to Lender, Mortgagor hereby waives any defense it may now or hereafter have that relates to or is founded on: (a) any disability or other defense of the Borrower; (b) the cessation, from any cause other than full performance, of the obligations of the Borrower; (c) the application of the proceeds of any Obligation, by the Borrower, for purposes other than the purposes represented to the Mortgagor, or otherwise intended or understood by the Mortgagor; (d) any act or omission by Lender which directly or indirectly results in or contributes to the release of the Borrower or any collateral for any Obligation; (e) the unenforceability or invalidity of any collateral assignment (other than this Mortgage) or guaranty with respect to any Obligation, or the lack of perfection or continuing perfection or lack of priority of any lien (other than the lien hereof) which secures any Obligation; (f) any failure of Lender to marshal assets in favor of the Borrower or the Mortgagor; (g) any modification of any Obligation, including any renewal, extension, acceleration or increase in interest rate; (h) any election of remedies by Lender that impairs any subrogation or other right of Mortgagor to proceed against Borrower, including any loss of rights resulting from the foreclosure of real property or other laws limiting, qualifying or discharging obligations or remedies; (i) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (j) any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any person; (k) the election by Lender, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code; (l) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code; (m) any use of cash collateral under Section 363 of the United States Bankruptcy Code; (n) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person; or (o) any other rights or defenses afforded under the laws of the State of Illinois pertaining to sureties.

21.31	Elgin Purchase Contract

Notwithstanding anything to the contrary contained in any Loan Document, nothing set forth herein or in any other Loan Document is intended to prohibit Mortgagor and its purchaser from consummating the sale of the Property in accordance with the terms of the Elgin Purchase Contract. However, Mortgagor shall not modify or amend the Elgin Purchase Contract in any material respect absent the Lender’s prior written consent which shall not be unreasonably withheld. By its acceptance hereof, Lender agrees to promptly provide any written consent reasonably requested by Mortgagor in order for the parties to proceed with development and entitlement approvals as required to consummate the sale in accordance with the terms of the Elgin Purchase Contract, including, without limitation, the consent to a replatting or rezoning of the Property, so long as such consent is consistent with the terms of the Loan Agreement and does not subject Lender to any cost, expense or liability.
IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed as of the date first above written.

MORTGAGOR:

JBSS PROPERTIES, LLC, an Illinois
limited liability company

By:	/s/ Michael J. Valentine Michael J. Valentine
Its Duly Authorized Signatory